                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        BIG 5 SPORTING GOODS CORPORATION
                             A DELAWARE CORPORATION

                  (ORIGINALLY INCORPORATED ON OCTOBER 31, 1997)

      Big 5 Sporting Goods Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of this corporation is Big 5 Sporting Goods Corporation. Big 5 Sporting Goods Corporation was originally incorporated under the name Big 5 Holdings Corp., and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 31, 1997.

2. A Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on November 12, 1997.

3. A Certificate of Designations of the Powers, Preferences and Other Special Rights of Series A 13.45% Senior Exchangeable Preferred Stock, and Qualifications, Limitations and Restrictions Thereof was filed with the Secretary of State of the State of Delaware on November 13, 1997.

4. A Certificate of Amendment of the Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 20, 2001.

5. A Certificate of Amendment of the Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on June 4, 2002.

6. The Restated Certificate of Incorporation of this corporation is further amended and restated in its entirety as set forth in the Amended and Restated Certificate of Incorporation attached hereto as Exhibit "A" and incorporated herein by this reference (the "Amended and Restated Certificate of Incorporation").

7. The Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of this corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

      IN WITNESS WHEREOF, Big 5 Sporting Goods Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed by the undersigned President of Big 5 Sporting Goods Corporation this 24th day of June, 2002.

                                        BIG 5 SPORTING GOODS CORPORATION


                                        By: /s/ Steven G. Miller
                                            ----------------------------
                                            Steven G. Miller, President

                                   EXHIBIT "A"

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        BIG 5 SPORTING GOODS CORPORATION
                             A DELAWARE CORPORATION

                  (ORIGINALLY INCORPORATED ON OCTOBER 31, 1997)

      FIRST: The name of the corporation is Big 5 Sporting Goods Corporation (hereinafter referred to as the "Corporation").

      SECOND: The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent 19901. The name of the registered agent of the Corporation at that address is Lexis Document Services, Inc.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

      FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Three Million (53,000,000), consisting of :

            1. Fifty Million (50,000,000) shares of Common Stock, par value one cent ($.01) per share (hereinafter referred to as the "Common Stock"); and

            2. Three Million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share (hereinafter referred to as the "Preferred Stock"), of which Three Hundred Fifty Thousand (350,000) shares have been designated as Series A 13.45% Senior Exchangeable Preferred Stock, par value one cent ($.01) per share (hereinafter referred to as the "Series A Preferred Stock"), the powers, preferences, other special rights, and qualifications, limitations and restrictions of which were originally set forth in a Certificate of Designations of the Powers, Preferences and Other Special Rights of Series A 13.45% Senior Exchangeable Preferred Stock, and Qualifications, Limitations and Restrictions Thereof filed with the Delaware Secretary of State on November 13, 1997, as amended by a Certificate of Amendment filed with the Delaware Secretary of State on June 4, 2002, in the form attached hereto as Appendix "A."

                  Upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation, each currently issued and outstanding share of Common Stock shall be subdivided and split up into eight and one-tenth (8.10) shares of Common Stock.

                  B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the additional issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

                  C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

      FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation, as they may be amended from time to time (the "Bylaws"), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

            B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

            C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

            D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated

      Certificate of Incorporation, the term "Whole Board" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

      SIXTH: A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes consisting of Class A Directors, Class B Directors and Class C Directors. The terms of office of the Class A Directors, Class B Directors and Class C Directors will expire at the Corporation's first, second and third annual meeting of stockholders following the date hereof, respectively. Each director shall hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified. Directors need not be stockholders.

            B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

            C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

            D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-out-standing shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

      SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

      EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. All references in this Article EIGHTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as defined in Article TENTH).

      NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

      TENTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the Delaware General Corporation Law and, in that connection, to enter into any agreements necessary or convenient for such issuance. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the Delaware General Corporation Law, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article TENTH and any such agreement, the term, "Continuing Directors," shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office and (2) such other members of the Board of Directors, if any, designated in, or in the manner provided in, such agreement as Continuing Directors.

                                  APPENDIX "A"


1. DESIGNATION OF THE COMPANY'S SERIES A 13.45% SENIOR EXCHANGEABLE PREFERRED STOCK

      (a)   Designation.

            There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as the "Series A 13.45% Senior Exchangeable Preferred Stock". The number of shares constituting such series shall be 350,000 shares of Series A Preferred Stock, consisting of an initial issuance of 350,000 shares of Series A Preferred Stock. The liquidation preference of the Series A Preferred Stock shall be $100.00 per share as of the date of issue.

      (b)   Rank.

            The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank senior to all classes of common stock, $0.01 par value, of the Company (the "Common Stock"), and to each other class of capital stock or series of preferred stock hereafter created by the Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company (collectively referred to with the Common Stock as "Junior Securities"). The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank on a parity with any class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of Series A Preferred Stock in accordance with paragraph (f)(ii)(A) hereof and which expressly provides that it ranks on a parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company ("Parity Securities"). The Series A Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding up and dissolution of the Company, rank junior to each class of capital stock or series of preferred stock hereafter created which has been approved by the Holders of Series A Preferred Stock in accordance with paragraph (f)(ii)(B) hereof and which expressly provides that it ranks senior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Company ("Senior Securities").

      (c)   Dividends.

            (i) Beginning on the date of issuance of shares of the Series A Preferred Stock, the Holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive dividends on each share of Series A Preferred Stock, at a rate per annum equal to thirteen and forty-five one hundredths percent (13.45%) of the liquidation preference (as adjusted from time to time as hereinafter provided) per share of the Series A Preferred Stock, payable semiannually. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Preferred Stock Issue Date and shall be payable semiannually in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of the Series A Preferred Stock, provided that with respect to any dividend payable on any Dividend Payment Date on or before December 15, 2004, the amount payable as dividends on such Dividend Payment Date may, at the option of the Company, be paid in cash or by increasing the then liquidation preference per share of the Series A Preferred Stock by the amount of such dividends (rounded to the nearest whole cent). Such increase in the liquidation preference shall constitute full payment of such dividend. In the event the Board of Directors does not declare and the Company does not pay, a cash dividend on the shares of the Series A Preferred Stock on any Dividend Payment Date on or before December 15, 2004, the Company shall be deemed to have satisfied such dividends on the Series A Preferred Stock by increase in the liquidation preference. Dividends payable on any Dividend Payment Date after December 15, 2004 shall be paid only in cash. With respect to any cash dividend payable on any Dividend Payment Date after December 15, 2004 which is not paid in cash on the Dividend Payment Date, the amount so payable in cash on such Dividend Payment Date shall conditionally increase the then liquidation preference per share of the Series A Preferred Stock by the amount of such unpaid cash dividends (rounded to the nearest whole cent) on the Dividend Payment Date. Such conditional increase in the liquidation preference shall not constitute a payment of such dividend, but all subsequent cash dividends, all distributions upon the liquidation, winding up and dissolution of the Company, all payments in redemption and any other amounts referred to herein that are determined by reference to the liquidation preference shall be calculated with reference to the amount of the liquidation preference as conditionally increased, reduced from time to time by the amount of the cumulative unpaid cash dividends that are subsequently paid in cash to the Holders of the Series A Preferred Stock, until such time as the cumulative unpaid cash dividends are paid in full or the Series A Preferred Stock is redeemed. Each distribution in the form of a dividend in cash shall be payable to the Holders of Series A Preferred Stock of record as they appear on the stock books of the Company on such record dates, not less than 10 nor more than 45 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors or, in the event no record date is fixed by the Board of Directors, to the Holders of record of the Series A Preferred Stock on the Dividend Payment Date. Any increase in the then liquidation preference of the Series A Preferred Stock as set forth in this paragraph
      (c) shall occur automatically, without the need for any action on the part of the Company, on the applicable Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Series A Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Company shall have failed to issue the appropriate aggregate principal amount of Exchange Notes (as defined in paragraph (g)(i)(A) hereof) in respect of the Series A Preferred Stock on the Exchange Date or shall have failed to pay, or irrevocably set apart in trust for payment, the relevant redemption price on the date fixed for redemption. Not more than 30 days after a Dividend Payment Date, written notice of the amount of the dividend per share paid, or in the event of a failure of the Board of Directors to declare and the Company to pay a cash dividend on or prior to December 15, 2004, the resulting increase in the liquidation preference of each share, or in the event of a failure of the Board of Directors to declare and the Company to pay a cash dividend after December 15, 2004, the resulting conditional increase in the liquidation preference, and in any case the resulting liquidation preference (permanent and conditional) of each share of Series A Preferred Stock (the "Liquidation Preference Notice") shall be given by first-class mail, postage prepaid, to each Holder of Series A Preferred Stock of record, on the record date fixed by the Board of Directors for payment of such dividend or, if no record date was fixed, the Dividend Payment Date, of the Series A Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect any increase or conditional increase in the liquidation preference of each share of Series A Preferred Stock.

            (ii) All dividends paid with respect to shares of the Series A Preferred Stock pursuant to paragraph (c)(i) shall be paid pro rata to the Holders thereof entitled thereto.

            (iii) Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Company to pay or set apart for payment, in cash any dividends on shares of the Series A Preferred Stock at any time.

            (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to paragraph (e)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of Series A Preferred Stock of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors, provided that a Liquidation Preference Notice (setting forth the decrease in the conditional amount of the liquidation preference as a result of such dividend payment) shall be given by first-class mail, postage prepaid, to each Holder of Series A Preferred Stock of record, on the record date fixed by the Board of Directors for payment of such dividend on the Series A Preferred Stock at such Holder's address as the same appears on the stock register of the Company, provided, further, that no failure to give such notice nor any deficiency therein shall affect the decrease in the conditional amount of the liquidation preference of each share of Series A Preferred Stock on account of the payment in cash of the dividends in arrears.

            (iv) No full dividends shall be declared by the Board of Directors or paid or funds set apart in trust for payment of dividends by the Company on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart irrevocably in trust sufficient for such payment, on the Series A Preferred Stock for all Dividend Periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the Series A Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series A Preferred Stock and any other Parity Securities shall be declared pro rata based on the then relative liquidation preferences (permanent and conditional as then in effect) of the Series A Preferred Stock and such Parity Securities. So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless full dividends determined in accordance herewith on the Series A Preferred Stock shall have been paid or contemporaneously are declared and paid in full (or a sum sufficient to pay such dividends is irrevocably set apart in trust for payment).

            (vi) (A) Except as permitted by paragraph subclause (B) hereof, Holders of shares of the Series A Preferred Stock shall be entitled to receive the dividends provided for in paragraph (c)(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities.

                  (B) So long as any shares of Series A Preferred Stock are
            outstanding, the Company shall not, and shall not permit any of the Company's Subsidiaries to, (1) declare, pay or set apart for payment any dividend on any of the Junior Securities or on any equity interests of the Subsidiaries (other than dividends or distributions in Junior Securities or to the Company or to another Wholly Owned Subsidiary) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities (other than the repurchase, redemption or other acquisition or retirement for value of Junior Securities (and any warrants, rights, calls or options exercisable for or convertible into such Junior Securities) either pursuant to agreements entered into on or prior to the Preferred Stock Issue Date or held by employees of or consultants or advisors to the Company or any of its Subsidiaries, which repurchase, redemption or other acquisition or retirement shall have been approved by a majority of the Board of Directors or shall be made pursuant to the repurchase provisions under employee stock option, stock purchase or stock subscription agreements or other agreements to compensate employees, consultants or advisors and which such repurchases, redemptions or other acquisitions or retirements for value would otherwise be permitted by the documents governing the Company's indebtedness from time to time), or (2) make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in Junior Securities to the holders of Junior Securities), or (3) permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options, unless in either case full cumulative dividends determined in accordance herewith have been paid in full in cash (if so required at that time) on the Senior Preferred Stock, including the payment of any accumulated and unpaid dividends as to which a conditional increase of the liquidation preference of the Series A Preferred Stock has been made.

            (vii) Dividends payable on shares of the Series A Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

      (d)   Liquidation Preference.

            (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, $100.00 per share of Series A Preferred Stock, plus an amount in cash equal to the sum of (x) the amounts, if any, added (permanently and conditionally as then in effect) to the liquidation preference pursuant to paragraph (c)(i) and (y) the accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding
      up), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, Common Stock of the Company. Except as provided in the preceding sentence, Holders of shares of Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Series A Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Company in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

            (ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more corporations or other entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company (unless such sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of the business of the Company).

      (e)   Redemption.

            (i) Optional Redemption.

                  (A) The Company may (subject to contractual and other
            restrictions with respect thereto and the legal availability of funds therefor), at the option of the Company, redeem at any time on or after November 13, 2002, from any source of funds legally available therefor, in whole or in part, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series A Preferred Stock, at the redemption prices (expressed as a percentage of the then liquidation preference (both permanent and conditional as then in effect) thereof) set forth below plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Optional Redemption Price"), if redeemed during the 12-month period beginning on November 13 of each of the years indicated below:

                  2002...............................       106.725%
                  2003...............................       105.380%
                  2004...............................       104.035%
                  2005...............................       102.690%
                  2006...............................       101.345%
                  2007 and thereafter................       100.000%;

            provided that no optional redemption pursuant to this paragraph
            (e)(i)(A) shall be authorized or made at less than 101% of the then liquidation preference (both permanent and conditional as then in effect) of the Series A Preferred Stock at any time when the Company is making or purchasing shares of Series A Preferred Stock under a Change of Control Offer in accordance with the provisions of paragraph (h)(i) hereof.

                  (B) In addition, on or prior to November 13, 2002, the Company may, at its option, on one or more occasions redeem, in the manner provided in paragraph (e)(iii) hereof, any or all of the shares of the Series A Preferred Stock then outstanding, at the redemption price set forth below, following any underwritten public offering (a "Public Offering") of its Common Stock.

                  For purposes of this Section (e)(i)(B), the redemption price shall be (i) a non-transferable, interest-free note in such form and with such terms as are determined by the Board of Directors of the Company (an "Additional Payment Note") evidencing the right to receive the Additional Payment (as defined in Section (e)(I)(D)) and
            (ii) an amount in cash (the "Contingent Redemption Price") equal to the sum of (I) the Public Offering Redemption Percentage (as defined below) multiplied by the then liquidation preference (both permanent and conditional as then in effect), plus, without duplication, (II) an amount in cash equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date). The "Public Offering Redemption Percentage" shall be 110% less (II) the number (computed to three decimal places) calculated as follows and expressed as a percentage: (x) the product of (A) the underwriters' discount (the "Underwriters' Discount") in connection with the Public Offering (expressed as a percentage) multiplied by (B) the price per share of Common Stock (before underwriting commissions and discounts) in the Public Offering multiplied by (C) the sum of (i) the maximum number of shares of Common Stock to be sold by selling stockholders in the Public Offering and (ii) the maximum number of shares of Common Stock to be repurchased by the Company from its employee-stockholders with a portion of the proceeds of the Public Offering as described in the prospectus relating to the Public Offering, in each case assuming exercise in full of the underwriters' "green shoe" option (such aggregate number of shares, the "Maximum Number"); and then dividing such product by (y) the aggregate liquidation preference of all outstanding shares of Series A Preferred Stock immediately prior to redemption.

                  (C) In the event of a redemption pursuant to paragraph
            (e)(i)(A) or (e)(i)(B) hereof of only a portion of the then outstanding shares of the Series A Preferred Stock, the Company shall effect such redemption as it determines, pro rata according to the number of shares held by each Holder of Series A Preferred Stock or by lot, as may be determined by the Company in its sole discretion.

            (ii) Mandatory Redemption. On November 13, 2009, the Company shall redeem, subject to contractual and other restrictions thereupon, from any source of funds legally available therefor, in the manner provided in paragraph (e)(iii) hereof, all of the shares of the Series A Preferred Stock then outstanding at a redemption price equal to 100% of the then liquidation preference (both permanent and conditional as then in effect) per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Mandatory Redemption Price").

            (iii) Procedures for Redemption.

                  (A) At least 20 days and not more than 60 days prior to the date fixed for any redemption of the Series A Preferred Stock, written notice (the "Redemption Notice") shall be given by first-class mail, postage prepaid, to each Holder of Series A Preferred Stock of record as of the date such notice is given at such Holder's address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state: (1) whether the redemption is pursuant to paragraph (e)(i)(A), (e)(i)(B) or (e)(ii) hereof; (2) the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, as the case may be; (3) whether all or less than all the outstanding shares of the Series A Preferred Stock are to be redeemed and the total number of shares of the Series A Preferred Stock being redeemed; (4) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (5) the date fixed for redemption;
            (6) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, such Holder's certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and (7) that dividends on the shares of the Series A Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, and, if applicable, the delivery of the Additional Payment Note, as the case may be.

                  (B) Each Holder of Series A Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, Contingent Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash, and, if applicable, the Additional Payment Notes for such shares shall be deliverable, to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (C) If (i) the Redemption Notice is duly mailed as described in subparagraph (iii)(a) and (ii) either (x) a sum in cash is set apart irrevocably in trust sufficient to pay the applicable redemption price payable at the Redemption Date on the shares of Series A Preferred Stock called for redemption (whether before or on the Redemption Date) or (y) the Company pays in full the applicable redemption price payable at the Redemption Date, and (iii) if applicable, the Company delivers or has prepared for irrevocable delivery (whether before or on the Redemption Date) the Additional Payment Notes, then, notwithstanding that any certificate for shares so called for or subject to redemption shall not have been surrendered for cancellation, (1) dividends on the Series A Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, (2) such shares shall no longer be deemed to be outstanding or have the status of shares of Series A Preferred Stock, (4) such shares shall no longer be transferable on the books of the Company and (5) all rights of the Holders of such redemption shares as stockholders of the Company shall cease, other than the right to receive from the Company or exchange agent or other agent selected by the Company the Optional Redemption Price, the Contingent Redemption Price or the Mandatory Redemption Price, and, if applicable, the Additional Payment Note, as the case may be, without interest.

                  (D) In the event that the total number of shares of Common
            Stock actually sold by selling stockholders in the Public Offering and repurchased by the Company from its employee-stockholders with a portion of the proceeds of the Public Offering (the "Actual Number") is less than the Maximum Number, then the Additional Payment shall be calculated by multiplying the liquidation preference of a share of Series A Preferred Stock as in effect immediately prior to redemption by a percentage calculated as follows: (x) the product of
            (A) the Underwriters' Discount multiplied by (B) the price per share of Common Stock (before underwriting commissions and discounts) in the Public Offering multiplied by (C) the amount calculated by subtracting the Actual Number from the Maximum Number; and then dividing such product by (y) the aggregate liquidation preference of all shares of Series A Preferred Stock outstanding immediately prior to the Redemption Date; provided that if the Actual Number equals the Maximum Number or if the Additional Payment would be less than $0.50, then the Additional Payment shall be $0.00. The Additional Payment Notes shall provide that the Additional Payment, if any, shall be payable in cash promptly (and in any event within 10 business days) after the Company finally determines the Actual Number to the Person whose name appears on a certificate or certificates for the Series A Preferred Stock as the owner thereof prior to redemption.

      (f)   Voting Rights.

            (i) The Holders of shares of the Series A Preferred Stock, except as otherwise required under the General Corporation Law of the State of Delaware law or as set forth in paragraphs (ii), (iii) and (iv) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

            (ii) (A) So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not authorize any class of Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, except that without the approval of Holders of Series A Preferred Stock, the Company may issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or repurchase, any or all shares of Series A Preferred Stock then outstanding, provided that, in the case of Parity Securities issued in exchange for, or the proceeds of which are used to redeem or repurchase, less than all shares of Series A Preferred Stock then outstanding, the aggregate liquidation preference (both permanent and conditional as then in effect) of such Parity Securities shall not exceed the aggregate liquidation preference (both permanent and conditional as then in effect) of, premium, if any, and accrued and unpaid dividends on, and expenses in connection with the refinancing of, the Series A Preferred Stock so exchanged, redeemed or repurchased.

                  (B) So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not authorize any class of Senior Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

                  (C) So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not amend this Certificate of Designation or its Certificate of Incorporation so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of Series A Preferred Stock or to authorize the issuance of any additional shares of Series A Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. The affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, whether voting in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, may waive compliance with any provision of this Certificate of Designation or its Certificate of Incorporation.

                  (D) Prior to the exchange of Series A Preferred Stock for
            Exchange Notes, the Company may amend or modify the indenture for the Exchange Notes, including, without limitation, in a manner so as to affect adversely the specified rights, preferences and privileges of the Holders of outstanding shares of Series A Preferred Stock who may receive Exchange Notes as described herein, with the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting. In addition, without such an affirmative vote or consent, the Company may amend or modify such indenture as expressly provided therein in respect of amendments without the consent of holders of Exchange Notes. Such indenture, as it may be amended or modified pursuant to this provision, is referred to as the "Exchange Indenture," and a copy of the form of Exchange Indenture is attached hereto as Exhibit A.

                  (E) Except as set forth in paragraphs (f)(ii)(A) and
            (f)(ii)(B) above, (1) the creation, authorization or issuance of any shares of any Junior

            Securities, Parity Securities or Senior Securities, or (2) the increase or decrease in the amount of authorized capital stock of any class, including any preferred stock, shall not require the consent of Holders of Series A Preferred Stock and shall not, unless not complying with paragraphs (f)(ii)(A) and (f)(ii)(B) above, be deemed to affect adversely the rights, preferences, privileges or voting rights of Holders of shares of Series A Preferred Stock.

            (iii) (A) If (1) after December 15, 2004, dividends on the Series A Preferred Stock are not paid in cash for six consecutive Dividend Payment Dates (a "Dividend Default"); or (2) the Company fails to make a mandatory redemption of the Series A Preferred Stock when required (whether or not any contractual or other restrictions apply to such redemption) pursuant to paragraph (e)(ii) hereof (a "Redemption Default"); or (3) the Company fails to make an offer to repurchase all of the outstanding shares of Series A Preferred Stock within thirty (30) days following a Change of Control, if such offer to repurchase is required to be made pursuant to paragraph (h)(i) hereof, (whether or not any contractual or other restrictions apply to such redemption) (a "Repurchase Default"); or (4) the Company breaches or violates one of the provisions set forth in this Certificate of Designation and the breach or violation continues for a period of 30 days or more (a "Restriction Default"), then the number of directors constituting the Board of Directors shall be increased to permit the Holders of the majority of the then outstanding Series A Preferred Stock, voting separately as one class, to elect one director. Holders of a majority of the issued and outstanding shares of the Series A Preferred Stock, voting separately as one class, shall have the exclusive right to elect a maximum of one member of the Board of Directors at a meeting therefor called upon occurrence of any one or more of a Dividend Default, Redemption Default, Repurchase Default or Restriction Default, as the case may be, and at every subsequent meeting at which the term of office of the director so elected by the Holders of Series A Preferred Stock expires (other than as described in (f)(iii)(B) below). Each such event described in clauses (1), (2),
            (3) and (4) is a "Voting Rights Triggering Event." Irrespective of the number of Voting Rights Triggering Events, in no event shall the Holders of Series A Preferred Stock have the right to elect and have serve more than one member of the Board of Directors at any time.

                  (B) The right of the Holders of Series A Preferred Stock
            voting separately as one class to elect a maximum of one member of the Board of Directors as set forth in paragraph (f)(iii)(A) above shall continue until such time as (1) in the event such right arises due to a Dividend Default, all accumulated dividends that are in arrears on the Series A Preferred Stock are paid in full in cash; and (2) in the event such right arises due to a Redemption Default or a Repurchase Default, a Restriction Default, the Company remedies any such failure, breach or default, at which time the term of the director elected pursuant to paragraph (f)(iii)(A) shall terminate, subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any future Voting Rights Triggering Event. At any time after voting power to elect a director shall have become vested and be continuing in the Holders of shares of Series A Preferred Stock pursuant to paragraph (f)(iii) hereof, or if a vacancy shall exist in the office of the director elected by the Holders of shares of the Series A Preferred Stock, a proper officer of the Company may, and upon the written request of the Holders of record of at least 10% of the shares of Series A Preferred Stock then outstanding addressed to the Secretary of the Company shall, call a special meeting of the Holders of Series A Preferred Stock, for the purpose of electing the director which such Holders are entitled to elect. If such meeting shall not be called by the proper officer of the Company within 10 days after personal service of said written request upon the Secretary of the Company, or within 10 days after mailing the same within the United States by certified mail, addressed to the Secretary of the Company at its principal executive offices, then the Holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by the Person so designated upon the notice required for the annual meetings of stockholders of the Company and shall be held at the place for holding the annual meetings of stockholders or such other place in the United States as shall be designated in such notice. Notwithstanding the provisions of this paragraph (f)(iii)(B), no such special meeting shall be called if any such request is received less than 20 days before the date fixed for the next ensuing annual or special meeting of stockholders of the Company. Any Holder of shares of the Series A Preferred Stock so designated shall have, and the Company shall provide, access to the lists of Holders of shares of the Series A Preferred Stock for purposes of calling a meeting pursuant to the provisions of this paragraph (f)(iii)(B).

                  (C) At any meeting held for the purpose of electing directors at which the Holders of Series A Preferred Stock shall have the right, voting separately as one class, to elect a director as aforesaid, the presence in person or by proxy of the Holders of at least a majority of the outstanding Series A Preferred Stock shall be required to constitute a quorum of such Series A Preferred Stock.

            (iv) In any case in which the Holders of shares of the Series A Preferred Stock shall be entitled to vote pursuant to this paragraph (f) or pursuant to the General Corporation Law of the State of Delaware, each Holder of shares of the Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held.

      (g)   Optional Exchange.

            (i)   Conditions.

                  (A) The Company may, at its option on any date (herein the
            "Exchange Date"), exchange all, but not less than all, of the then outstanding shares of Series A Preferred Stock into the Company's 13.45% Subordinated

            Exchange Debenture due 2009 (the "Exchange Notes") if such exchange is then permitted by the documents governing the Company's indebtedness from time to time. To exchange Series A Preferred Stock into Exchange Notes, the Company shall send a written notice (the "Exchange Notice") of exchange by mail to each Holder of Series A Preferred Stock, which notice shall state: (v) that the Company has elected to exchange the Series A Preferred Stock into Exchange Notes pursuant to this paragraph (g); (w) the Exchange Date, which shall be no sooner than 30 days nor later than 60 days from the date on which the Exchange Notice is mailed; (x) that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for exchange, in the manner designated in the Exchange Notice, his certificate or certificates representing the shares of Series A Preferred Stock to be exchanged (properly endorsed or assigned for transfer); (y) that dividends on the shares of Series A Preferred Stock to be exchanged shall cease to accrue, and the Holders of such shares shall cease to have any further rights with respect to such shares (other than the right to receive Exchange Notes), on the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date unless the Company shall default in the delivery of Exchange Notes; and (z) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of Series A Preferred Stock are surrendered for exchange on the Exchange Date. On the Exchange Date, if the conditions set forth in clauses (I) through (IV) below are satisfied and if the exchange is then permitted by the documents governing the Company's indebtedness from time to time, the Company shall issue Exchange Notes in exchange for the Series A Preferred Stock as provided in the next paragraph, provided that on the Exchange Date: (I) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Sections 160 and 170 (or any successor provisions) of the Delaware General Corporation Law of the State of Delaware); (II) either (a) a registration statement relating to the Exchange Notes shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), prior to such exchange and shall continue to be in effect on the Exchange Date or (b)(i) the Company shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and (ii) such exemption is relied upon by the Company for such exchange; (III) the Exchange Indenture and the trustee thereunder (the "Trustee") shall have been qualified under the Trust Indenture Act of 1939, as amended, if such qualification is required; and (IV) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Indenture) would exist under the Exchange Indenture.

            In the event that the issuance of the Exchange Notes is not permitted on the Exchange Date set forth in the Exchange Notice, or any of the conditions set forth in clauses (I) through (IV) of the preceding sentence are not satisfied on the Exchange Date set forth in the Exchange Notice, the Exchange Date shall be deemed to be the first Business Day thereafter, if any, upon which all of such conditions are satisfied.

                  (B) Upon any exchange pursuant to paragraph (g)(i)(A), each
            Holder of outstanding shares of Series A Preferred Stock shall be entitled to receive Exchange Notes in a principal amount equal to the sum of (i) the then liquidation preference (both permanent and conditional as then in effect) of such Holder's shares of Series A Preferred Stock and (ii) the amount of accumulated and unpaid dividends, if any, thereon.

            (ii) Procedure for Exchange.

                  (A) On or before the Exchange Date, each Holder of Series A
            Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Company shall cause the Exchange Notes to be executed on the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of Series A Preferred Stock so exchanged (properly endorsed or assigned for transfer), such shares shall be exchanged by the Company into Exchange Notes. The Company shall pay interest on the Exchange Notes at the rate and on the dates specified therein from the Exchange Date.

                  (B) Subject to the conditions set forth in paragraph (g)(i), if notice has been mailed as aforesaid, and if before the Exchange Date (1) the Exchange Indenture shall have been duly executed and delivered by the Company and the Trustee and (2) all Exchange Notes necessary for such exchange shall have been duly executed by the Company and delivered to the Trustee with irrevocable instructions to authenticate the Exchange Notes necessary for such exchange, then the rights of the Holders of shares of the Series A Preferred Stock as stockholders of the Company shall cease (except the right to receive Exchange Notes), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered Holder or Holders of such Exchange Notes as of the date of exchange without any further action of the Holders of Series A Preferred Stock.

      (h)   Option of Holders to Elect Repurchase.

            (i) Change of Control Offer. Subject to the last paragraph of subclause (B) below, upon the occurrence of a Change of Control, the Company shall make an offer (a "Change of Control Offer") to each Holder of Series A Preferred Stock to repurchase any or all of such Holder's shares of Series A Preferred Stock at a purchase price in cash equal to 101.0% of the aggregate liquidation preference (both permanent and conditional as then in effect) thereof plus cumulated and unpaid dividends thereon, if any, to the date of repurchase (the "Change of Control Payment").

                  (A) Within 30 days following any Change of Control, the
            Company shall mail a notice to each Holder of Series A Preferred Stock stating: (1) that the Change of Control Offer is being made pursuant to this paragraph (h)(i) and that all shares of Series A Preferred Stock tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no sooner than 30 nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any shares not tendered will continue to accumulate dividends; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all shares of Series A Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date; (5) that Holders electing to have any shares of Series A Preferred Stock repurchased pursuant to a Change of Control Offer will be required to surrender such shares, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the shares of Series A Preferred Stock, completed, or transfer by book-entry transfer, to the Company or its transfer agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Company or the transfer agent, as the case may be, receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Series A Preferred Stock delivered for repurchase, and a statement that such Holder is withdrawing his election to have such shares repurchased; and (7) that Holders whose shares of Series A Preferred Stock are being repurchased only in part will be issued new shares of Series A Preferred Stock equal in liquidation preference to the then liquidation preference (both permanent and conditional as then in effect) of the unpurchased portion of the shares of Series A Preferred Stock surrendered (or transferred by book-entry transfer).

                  (B) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all shares of Series A Preferred Stock or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Company or its transfer agent an amount equal to the Change of Control Payment in respect of all shares of Series A Preferred Stock or portions thereof so tendered, and (3) deliver or cause to be delivered to the Trustee the shares of Series A Preferred Stock so accepted together with an Officers' Certificate stating the aggregate liquidation preference (both permanent and conditional as then in effect) of such Series A Preferred Stock or portions thereof being repurchased by the Company. The Company or its transfer agent, as the case may be, shall promptly mail to each Holder of shares of Series A Preferred Stock so tendered the Change of Control Payment for such shares or portions thereof. The Company shall promptly issue a certificate representing shares of Series A Preferred Stock and mail (or cause to be transferred by book entry) to each Holder a new certificate representing shares of Series A Preferred Stock equal in liquidation preference (both permanent and conditional as then in effect) to the then liquidation preference (both permanent and conditional as then in effect) of any unpurchased portion of such shares surrendered by such Holder, if any.

                  If the Change of Control Payment would be prohibited or
            restricted by the documents governing the Company's indebtedness as in effect immediately prior to the Change of Control or by applicable requirements of the Delaware General Corporation Law, the Company's obligation to consummate the Change of Control Offer shall be delayed until such time as such prohibition or restriction is no longer applicable or in effect; provided, however, that any prohibition or restriction contained in the documents governing the Company's indebtedness incurred or agreed to in anticipation of the Change of Control shall have no effect on the Company's obligation to consummate the Change of Control Offer. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                  (C) The Company shall comply with the requirements of Rule
            14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Series A Preferred Stock in connection with a Change of Control.

      (i)   Conversion or Exchange.

            The Holders of shares of Series A Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

      (j)   Preemptive Rights.

            No shares of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

      (k)   Reissuance of Series A Preferred Stock.

            Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to Series And may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that such shares may not in any event be reissued as Series A Preferred Stock.

      (l)   Business Day.

            If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

      (m)   Reports.

            So long as any shares of Series A Preferred Stock are outstanding, the Company shall furnish to each Holder of Series A Preferred Stock (at such Holder's address listed in the register of Holders maintained by the transfer agent and registrar of the Series A Preferred Stock): (i) beginning at the end of the Company's first fiscal year ending after the Preferred Stock Issue Date, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

      (n)   Definitions.

            As used in this Section 1, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

            "Beneficial Owner" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Preferred Stock Issue Date), whether or not applicable.

            "Board of Directors" means, with respect to any person, the board of directors of such person or any committee of the board of directors of such person authorized, with respect to any particular matter, to exercise the power of the board of directors of such person.

            "Business Day" means any day other than a Legal Holiday.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Change of Control" means (i) any merger or consolidation of the Company or Principal Subsidiary with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or Principal Subsidiary on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than any Excluded Person or Excluded Persons or (in the case of Principal Subsidiary) the Company, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group," other than any Excluded Person or Excluded Persons or (in the case of Principal Subsidiary) the Company, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of Principal Subsidiary then outstanding normally entitled to vote in elections of directors; provided, however, that any "person" or "group" will be deemed to be the Beneficial Owner of any Capital Stock of Principal Subsidiary held by the Company so long as such person or group is the Beneficial Owner of, directly or indirectly, in the aggregate a majority of the Capital Stock of the Company then outstanding normally entitled to vote in elections of directors, (iii) during any period of 12 consecutive months after the Preferred Stock Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of either the Company or Principal Subsidiary (together, in each case, with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Principal Subsidiary was approved by LGP or a Related Party of LGP or by the Excluded Persons or by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company or Principal Subsidiary then in office, as applicable, or (iv) at any time after the Preferred Stock Issue Date, Principal Subsidiary no longer continues, for Federal income tax purposes, to be a member of the affiliated group of the Company under circumstances that would accelerate the unrealized gain in respect of the Company's investment account in Principal Subsidiary.

            "Certificate of Incorporation" means the Company's Restated Certificate of Incorporation.

            "CIT Credit Facility" means the financing agreement, dated March 8, 1996, between Principal Subsidiary, as borrower, the CIT Group/Business Credit, Inc., as agent and lender, and the other lenders thereunder, as amended through the date hereof.

            "Company" means this corporation.

            "Dividend Payment Date" means the fifteenth day of June and December.

            "Dividend Period" means the Initial Dividend Period and, thereafter, each Semiannual Dividend Period.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Date" means a date on which shares of Series A Preferred Stock are exchanged by the Company for Exchange Notes.

            "Exchange Notes" means the 13.45% Subordinated Exchange Debentures due 2009 of the Company to be issued at the option of the Company in exchange for the Series A Preferred Stock.

            "Excluded Person" means GEI, Robert W. Miller, Steven G. Miller, Michael D. Miller and their respective Related Parties.

            "GEI" means Green Equity Investors, L.P., a Delaware limited partnership.

            "Holder" means a Person in whose name a share of Series A Preferred Stock is registered.

            "Initial Dividend Period" means the dividend period commencing on the Preferred Stock Issue Date and ending on June 14, 1998.

            "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the Company's principal place of business, the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

            "LGP" means Leonard Green & Partners, L.P., a Delaware limited partnership.

            "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

            "Preferred Stock Issue Date" means the date on which the Series A Preferred Stock is originally issued by the Company under this Certificate of Designation.

            "Principal Subsidiary" means Big 5 Corp., a Delaware corporation.

            "Redemption Date" with respect to any shares of Series A Preferred Stock means the date on which such shares of Series A Preferred Stock are redeemed by the Company.

            "Related Party" means (i) with respect to any Excluded Person, (A) any controlling stockholder, 80% or more owned Subsidiary, partner or spouse or immediate family member (in the case of an individual) of such Excluded Person or

      (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Excluded Person and/or such other persons referred to in the immediately preceding clause (A), and (ii) only with respect to GEI (and in addition to the persons described in the foregoing clause (i)) any partnership or corporation which is managed by or controlled by LGP or any affiliate thereof.

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Semiannual Dividend Period" shall mean the semiannual period commencing on each June 15 and December 15 and ending on the day before the following Dividend Payment Date.

            "Series A Preferred Stock" means the Company's Series A 13.45% Senior Exchangeable Preferred Stock, par value $0.01 per share, with an initial liquidation preference of $100.00 per share, consisting of 350,000 shares.

            "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

            "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which shall at the time be owned (i) by such Person, (ii) by one or more Wholly Owned Subsidiaries of such Person or (iii) by such Person and one or more Wholly Owned Subsidiaries of such Person.

                             CERTIFICATE ELIMINATING
                      THE CERTIFICATE OF DESIGNATION OF THE
                       SERIES A 13.45% SENIOR EXCHANGEABLE
                                 PREFERRED STOCK
                                    FROM THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        BIG 5 SPORTING GOODS CORPORATION

            Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

            1. The name of the corporation (hereinafter referred to as the "CORPORATION") is Big 5 Sporting Goods Corporation.

            2. The designation of shares of stock of the Corporation to which this certificate relates is the Series A 13.45% Senior Exchangeable Preferred Stock.

            3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the Series A 13.45% Senior Exchangeable Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation. An Amended and Restated Certificate of Incorporation setting forth said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

            4. The Board of Directors of the Corporation has adopted the following resolutions:

            RESOLVED, that none of the authorized shares of stock of the Series A 13.45% Senior Exchangeable Preferred Stock designated are outstanding,

            RESOLVED FURTHER, that none of the Series A 13.45% Senior Exchangeable Preferred Stock of the shares of stock of the Corporation will be further issued and

            RESOLVED FURTHER, that the proper officers of the Corporation be, and hereby are, authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Amended and Restated

            Certificate of Incorporation of the Corporation all reference to the Series A 13.45% Senior Exchangeable Preferred Stock.

            5. The effective time of this certificate shall be upon its filing with the office of the Delaware Secretary of State.

Dated as of October 29, 2002.


                                            /s/ Gary S. Meade
                                        -------------------------------------
                                        Gary S. Meade, Senior Vice President,
                                                Secretary and General Counsel